Exhibit 23.1 - Consent of Independent Registered Public Accounting Firm

We have issued our reports dated September 9, 2009, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of SWS Group, Inc. on Form 10-K for the year ended June 26, 2009. We hereby consent to the incorporation by reference of said reports in the Registration Statements of SWS Group, Inc. on Forms S-8 (File No. 333-153456, effective September 12, 2008; File No. 333-121752, effective December 30, 2004; File No. 333-111603, effective December 29, 2003; File No. 333-104446, effective April 10, 2003; and File No. 333-65073, effective September 30, 1998).

GRANT THORNTON LLP

September 9, 2009

Dallas, Texas